Exhibit 16.1

[Manning Elliott Letterhead]

January 23, 2004

United States Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, DC USA 20549

To Whom It May Concern:

We have read Item 4 of O2 Diesel Corporation’s report on Form 8-K and are in agreement with the statements contained therein. We have no basis to agree or disagree with other statements contained in the Form 8-K.

Very truly yours,

/s/ Manning Elliott

MANNING ELLIOTT
Chartered Accountants